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                                                                EXHIBIT 10.23


                       EXECUTIVE INCENTIVE PROGRAM SUMMARY
                                  (1999 - 2001)


The purpose of this program is to provide incentive compensation to key employees of Black Box Corporation (the "Company"), in order to motivate and retain such key employees.

Payment of the incentive compensation is based on the Company meeting or exceeding cumulative three year targets for both revenue and earnings per share. The three year period covers fiscal 1999, 2000 and 2001. If the targets are achieved, a fixed lump-sum cash payment will be made within the first 45 days of fiscal 2002.